UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2010

NCI, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51579	20-3211574
(State or Other Jurisdiction of Incorporation)	(commission file number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into a Material Compensatory Arrangement

On March 16, 2010, NCI, Inc. (“NCI” or the “Company”) entered into separate change in control and severance agreements (the “Agreement”) with each of the following executives: Terry W. Glasgow, President, Judith L. Bjornaas, Chief Financial Officer, and Michele R. Cappello, General Counsel (the “Executives”).

The terms of each agreement are summarized below.

The initial term of the Agreement is through December 31, 2010. The term is automatically renewed for successive one year periods unless, not later than September 30, NCI or the Executive to this Agreement has given notice to the other that the Agreement shall not be extended; provided, however, that if a Change in Control or Potential Change in Control (each as defined in the Agreement) has occurred during the term of the Agreement, the Agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control unless earlier terminated as described below.

Upon a Change in Control, any outstanding unvested equity awards shall automatically vest and all restrictions on such awards shall automatically lapse. All other severance and benefits have been structured as “double trigger” events. The severance benefits are paid only if, during the term and either within 36 months after a Change in Control or within a Potential Change in Control Period (as defined in the Agreement), (i) the Executive’s employment is terminated by the Company or any successor to the Company for any reason other than Cause (as defined in the Agreement), or (ii) the Executive terminates his or her employment due to Good Reason (as defined in the Agreement) (a “Qualifying Termination”).

Upon a Qualifying Termination, the Company will pay Executive the following:

(i)	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay; and

(ii)	a cash amount equal to the sum of the following amounts: (a) two times the higher of Executive’s annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the termination is based or Executive’s annual base salary in effect immediately prior to the Change in Control; and (b) a pro-rated amount of the aggregate amount of the Executive’s annual bonus opportunity at the target level for the year in which the termination is made under the annual incentive plan applicable to Executive as in effect immediately prior to the occurrence of the event or circumstances giving rise to the termination, determined by multiplying your target level bonus amount by a fraction, the numerator of which is the number of days in the annual performance measurement period through the date of termination and the denominator of which is 365.

In addition, upon a Qualifying Termination, the Executive will also receive continuation under the terms provided to similarly situated active employees, at no cost to Executive, of life, medical and dental insurance coverage in which Executive (or your dependents) was participating as of the date of termination (subject to such modifications as shall be established for all employees of the Company) until the earliest of: (a) the 18 month anniversary of Executive’s date of termination; (b) the date Executive first breaches the Release Agreement or any restrictive covenant hereunder or in any employment or other agreement with the Company which survives termination of Executive’s employment; or (c) the date Executive becomes eligible for comparable benefits under a similar welfare benefit plan of a successor employer.

The Agreement also provides that the Company will gross-up any severance payments to the extent the payments would be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal, state or local tax that may be imposed.

To receive the various benefits described above, the Executive must sign and not revoke a one year non-competition agreement and a general release of claims.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1*+	Executive Change in Control and Severance Agreement, dated March 16, 2010, by and among, NCI, Inc., and Terry W. Glasgow

10.2*+	Executive Change in Control and Severance Agreement, dated March 16, 2010, by and among, NCI, Inc., and Judith L. Bjornaas

10.3*+	Executive Change in Control and Severance Agreement, dated March 16, 2010, by and among, NCI, Inc., and Michele R. Cappello

*	Management Contract or Compensatory Plan or Arrangement.

+	Attachments intentionally omitted. These attachments are available upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: March 18, 2010	By:	/S/ JUDITH L. BJORNAAS
Judith L. Bjornaas
Executive Vice President and Chief Financial Officer